Exhibit 99.3
Calix Announces Michael Weening as President and Chief Operating Officer

Strong team executing on strategically aligned growth

SAN JOSE, CA – January 27, 2021 – Calix, Inc. (NYSE: CALX) today announced Michael Weening’s promotion to President and COO. In his new role, Michael adds Intelligent Access EDGE solutions to his existing responsibilities and now has leadership responsibility for all operational aspects of Calix.
“Michael joined in 2016 and has been instrumental in our transformation to an All Platform company,” said Carl Russo, CEO of Calix. “As demonstrated by our results, Michael, partnering with Cory Sindelar, our CFO, and Suzanne Tom, our General Counsel, has formed a strong operating team. This promotion allows me, as CEO, to focus on our vision, strategy and culture.”
“It is a great privilege to lead the talented and award-winning Calix team on the mission of helping Communications Service Providers (CSPs) of all types and sizes simplify their businesses, excite their subscribers and grow their value,” said Michael Weening, President and COO of Calix. “For over a decade, we have invested in building our industry leading cloud and software platforms to make that mission a reality. I look forward to supporting the team as we accelerate CSP and partner success.”
Michael joined Calix from Salesforce where he was senior vice president of Global Customer Success and Services, Commercial Business, holding roles in Asia and North America. Previously, Michael held senior leadership roles at Bell Mobility and Microsoft in Europe and North America. Michael holds a BA from Brock University.
About Calix
Calix, Inc. (NYSE: CALX) – Calix cloud and software platforms enable service providers of all types and sizes to innovate and transform. Our customers utilize the real-time data and insights from Calix platforms to simplify their businesses and deliver experiences that excite their subscribers. The resulting growth in subscriber acquisition, loyalty and revenue creates more value for their businesses and communities. This is the Calix mission; to enable communications service providers of all sizes to simplify, excite and grow.

Calix Press Release                                  Page 2
This press release may contain forward-looking statements that are based upon management's current expectations and are inherently uncertain. Forward-looking statements are based upon information available to us as of the date of this release, and we assume no obligation to revise or update any such forward-looking statement to reflect any event or circumstance after the date of this release, except as required by law. Actual results and the timing of events could differ materially from current expectations based on risks and uncertainties affecting Calix’s business. The reader is cautioned not to rely on the forward-looking statements contained in this press release. Additional information on potential factors that could affect Calix's results and other risks and uncertainties are detailed in its quarterly reports on Form 10-Q and Annual Report on Form 10-K filed with the SEC and available at www.sec.gov.

Press Inquiries:
Dale Legaspi
408-474-0056
dale.legaspi@calix.com

Investor Inquiries:
Tom Dinges
408-474-0080
tom.dinges@calix.com